EXHIBIT 10.20

BUSINESS ADVISORY AGREEMENT

          THIS BUSINESS ADVISORY AGREEMENT is entered into and is effective as of the 24 day of July 2009 BY AND BETWEEN Green Star Alternative Energy, Inc., a Nevada corporation with principal offices at 1660 Hotel Circle North, Suite 207, San Diego, California 92108 (the "Company"), AND Clayton Dunning Global Partners, LLC, a limited liability company (the "Consultant"). As used herein, the term "Parties" shall be used to refer to the Company and the Consultant jointly.

WHEREAS:

    The Company seeks to obtain certain consulting services from Consultant in conjunction with efforts undertaken with one or more FINRA-registered broker-dealers.

    The Company is familiar with Consultant and Consultant's services and resources and has had sufficient opportunity to evaluate the consulting services that Consultant is to render the Company.

    Consultant is willing to provide certain consulting services in accordance with the Securities Exchange Act of 1934 (the "1934 Act") and subject to the limitations placed upon persons who are not registered and licensed brokers or broker-dealers as set forth in the 1934 Act.

    The Parties warrant and represent that they have completed discussions and negotiations regarding the terms of this Agreement and the form and scope of the consulting services that Consultant is to provide the Company.

    The Parties acknowledge and agree that subject to the terms and conditions of this Agreement, Consultant shall provide the consulting services set forth herein consistent with the requirements of the Securities Act of 1933, the 1934 Act, and all applicable state securities laws.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.1. Description of Consulting Services. Consultant agrees to provide the following consulting services with respect to the due diligence examination and review of records and documents regarding the corporate affairs of the Company:

1.1.1. Review of the Company's corporate records, including the Company's Articles of Incorporation, By-laws, Minutes and Actions of the Company's Board of Directors and Shareholders.

1.1.2. Review the Company's shareholder list, shareholder agreements, voting trust and pooling agreements and related documentation.

1.1.3. Review prior issuances of the Company's securities, including, but not limited to, prior issuances of the Company's common stock, preferred stock, warrants, rights, convertible securities, exchangeable securities, notes, bonds, debentures, and the like.

1.1.4 Review the Company's business plan, schedules, pro forma financial statements, projections, and related documentation in light of the Company's competitive environment, industry structure, and the Company's existing and future resources.

1.2. Initial Consulting Services from Consultant. In addition to the consulting services described in Section 1.1 of this Agreement, Consultant shall, for a period of one (1) year after the signing of this Agreement, be available to consult with the Company on a "best efforts" basis in the following areas and as reasonably requested by the Company:

1.2.1. Assistance in negotiating arrangements with underwriter;

1.2.2. Assistance in structuring incentive stock option plans;

1.2.3. Assistance in capital structure planning and use of debt and equity financing to enhance shareholder value;

1.2.4. Assistance in providing a consistent investor relations strategy and in communicating with prospective underwriters, broker-dealers, venture capital funding sources, and others;

1.2.5. Assistance in structuring acquisitions, divestitures, and financial strategies planning regarding stock ownership; and

1.2.6. Assistance in evaluating alternative stockholder buy-out alternatives.

2.1. Still further and upon reasonable notice to Consultant, Consultant shall consult and assist the Company and any FINRA-registered broker-dealer employed by the Company in negotiations with one or more entities that may be identified by the Company as suitable acquisition candidates.

2.2. Both parties acknowledge and agree that Consultant's sole responsibility with respect to the raising of any capital for the Company shall be limited to the introduction of potential third-party institutional capital investors to the Company so as to allow the Company to undertake negotiations for the purpose of raising up to five million dollars ($5,000,000) (U.S.D.) from the offering and sale of the Company's Common Stock on a private placement basis and up to 180,000 Euros in direct investment into the Company's Serbian wind power project on such terms as are reasonably satisfactory to the Company. In the event that Consultant introduces one or more institutional investors to the Company and such funds are accepted on terms deemed reasonable by the Company then subject to compliance with the 1934 Act, Consultant shall be paid a finders fee (the "Finders' Fee") as set forth on Exhibit A attached hereto and incorporated by reference herein.

3.1. Payment for Services Received Under Sections 1.1, 1.2, and 2.1. In consideration for the services to be rendered by Consultant and described in Sections 1.1, 1.2, and 2.1 of this Agreement, the Company shall, subject to further written agreement between the Parties, reasonably compensate Consultant in either cash or shares of the Company's Common Stock provided that the latter are deemed freely-tradable securities.

4.1. Acknowledgment of Services to Others. Each of the Parties agree that Consultant shall have the right to provide similar services to other clients of Consultant during and after the term of this Agreement.

4.2. Duty of Cooperation & Delivery of Documents. The Parties agree that throughout the term of this Agreement, the Company shall, at its sole expense, cooperate and deliver all documents and information and cause its legal counsel, accountants, and other advisors to deliver the same to Consultant without unreasonable delay so as to allow Consultant to render the services provided in this Agreement and to further the purposes of this Agreement.

5.1. Covenant of Non-Circumvention. The Company agrees, on behalf of itself and on behalf of its officers, directors, employees, and agents (the "Covenanting Parties") to refrain from taking any action or causing any action which directly or indirectly may serve: (A) to obstruct, delay, or interfere with the purposes of this Agreement; (B) to obstruct, delay, or interfere with the Company's performance of its obligations recited in this Agreement; and (C) to make the Company's ability to perform its obligations as recited in this Agreement more difficult or burdensome in any way. In addition, the Covenanting Parties further agree that they shall not, without the prior written consent of Consultant: (1) directly or indirectly employ or retain any advisor or other third party; (2) directly or indirectly enter into any oral or written agreement, contract, arrangement or undertaking and (3) directly or indirectly make or accept any commitment which individually or collectively may serve to obstruct, delay, or interfere with the purposes of this Agreement or the Company's performance of its obligations recited in this Agreement, including, but not limited to, those obligations set forth in Sections 4.1 and 4.2 hereunder.

6.1. Indemnifications. The Company agrees that if it willfully or intentionally fails to provide Consultant with an accurate and complete disclosure of its affairs, it will indemnify Consultant and Consultant's officers, directors, employees, agents, and their attorneys (the "Indemnified Parties") and hold them harmless from and against any and all losses, claims, damages, expenses, or liabilities, joint or several, to which the Indemnified Parties may become subject under the Securities Exchange Act of 1934 or the rules there under and under any other statute or at common law or otherwise and, will reimburse the Indemnified Parties for any legal or other expense reasonably incurred by the Indemnified Parties or any of them in connection with investigating or defending any actions or claims, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of, or are based upon said misstatements or omissions. The Company also agrees that promptly after receipt by Consultant of notice of the commencement of any action in respect of which indemnity may be sought, Consultant shall reasonably notify the Company of such action. Consultant shall have the right to employ separate counsel in any such action and to participate in the defense thereof, although Consultant may elect not to do so; in which case, Consultant shall be defended by and at the expense of the Company. However, the fees and expenses of such separate counsel shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized by the Company. The Company shall not be liable to indemnify any person in any settlement of any such action effected without its consent.

7.1. Miscellaneous.

7.1.1. Further Assurance. Each of the Parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

7.1.2. Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the Parties to this Agreement.

7.1.3. Independent Counsel. Each of the Parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

7.1.4 Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the Parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

7.1.5. Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

7.1.6. Interpretation. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

7.1.7. Captions & Exhibit A. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation. Exhibit A is attached hereto and incorporated by reference herein.

7.1.8. Severance & Term. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions. The term of this Agreement shall be for a period of one (1) year but the obligations of the Company under Sections 4.1, 5.1 and 6.1 of this Agreement shall survive the execution and delivery of this Agreement and continue thereafter until August 1, 2011.

7.1.9. Counterparts. This Agreement may be executed in any number of counterparts.

7.1.10. Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorneys fees and related expenses associated with this Agreement.

7.1.11. Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 7.1.5 above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

7.1.12. Power to Bind. A responsible officer of Consultant has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:

By:  ______________________________________
          Jesse M. De Castro, Chief Financial Officer

FOR CONSULTANT:

By:  ______________________________________
          Robert Clayton Lau, President

[SIGNATURE PAGE TO BUSINESS ADVISORY SERVICES AGREEMENT.]

EXHIBIT A

Business Advisory Services Agreement

(two pages)

A. In the event that Consultant is successful in introducing the Company to one or more FINRA-registered broker-dealers, qualified institutional investors, institutional venture fund investors, or any combination of the above, then the Parties agree that Consultant shall be paid the following as a Finder's Fee if the Company receives:

  $1 million but not greater than $2 million - $30,000 shall be paid to Consultant.

  $2 million but not greater than $3 million - $50,000 shall be paid to Consultant.

  $3 million but not greater than $4 million - $70,000 shall be paid to Consultant.

  $4 million but not greater than $5 million - $90,000 shall be paid to Consultant.

  $5 million - $100,000

B. In the event that Consultant is successful in introducing the Company to one or more FINRA-registered broker-dealers, qualified institutional investors, institutional venture fund investors, or any combination of the above, then the Parties agree that Consultant shall be paid the following as a Finder's Fee if the Company's Serbian wind power project receives a direct investment, as follows:

  €10 million but not greater than €20 million - €300,000 shall be paid to Consultant.

  €20 million but not greater than €30 million - €500,000 shall be paid to Consultant.

  €30 million but not greater than €40 million - €700,000 shall be paid to Consultant.

  €40 million but not greater than €50 million - €900,000 shall be paid to Consultant.

  €50 million but not greater than €60 million - €1,100,000 shall be paid to Consultant.

  €60 million but not greater than €70 million - €1,300,000 shall be paid to Consultant.

  €70 million but not greater than €80 million - €1,500,000 shall be paid to Consultant.

  €80 million but not greater than €90 million - €1,700,000 shall be paid to Consultant.

  €90 million but not greater than €100 million - €1,900,000 shall be paid to Consultant.

  €100 million but not greater than €110 million - €2,100,000 shall be paid to Consultant

  €110 million but not greater than €120 million - €2,300,000 shall be paid to Consultant.

  €120 million but not greater than €130 million - €2,500,000 shall be paid to Consultant.

  €130 million but not greater than €140 million - €2,700,000 shall be paid to Consultant.

  €140 million but not greater than €150 million - €2,900,000 shall be paid to Consultant.

  €150 million but not greater than €160 million - €3,100,000 shall be paid to Consultant.

  €160 million but not greater than €170 million - €3,300,000 shall be paid to Consultant.

  €170 million but not greater than €180 million - €3,500,000 shall be paid to Consultant.

C. In addition, the Parties further agree that, subject to the Company's prior written approval, Consultant shall be reimbursed for the reasonable cost all travel, meals, lodging and other out-of-pocket expenses required of Consultant related to the performance of its duties, as pre-approved in writing by the Company. The same shall be payable in either cash (USD) or in free trading common stock of the company's shares, provided any amounts not realized by the sale of stock due to lack of market liquidity or to market depreciation shall be replaced with an immediate cash payment to Consultant in the amount of the difference.